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Exhibit 8.1

Tyco Electronics Ltd.
96 Pitts Bay Road
Second Floor
Pembroke HM 08
Bermuda

25 March 2009

Tyco Electronics Ltd.—Swiss Continuation

Dear Sirs,

We have acted as special Swiss tax advisor to Tyco Electronics Ltd., a company organized under the laws of Bermuda (the "Company") in connection with the preparation and filing of the Company's registration statement on Form S-4 (No. 333-156927), including all amendments and supplements thereto (the "Registration Statement") in connection with the transaction as described therein, with the United States Securities and Exchange Commission. The Registration Statement relates to the Swiss Continuation, i.e., the Company's discontinuance from Bermuda and its continuance as a Swiss corporation having its seat in Schaffhausen, Switzerland.

We have been requested to deliver this opinion as to certain matters of Swiss tax relating to the transaction as described in the Registration Statement.

For purposes of the opinion set forth below, we have read (i) the Registration Statement and (ii) the ruling letters from the Swiss Federal tax authorities and (iii) the ruling letter from the Schaffhausen Cantonal tax authorities (all as obtained until January 26, 2009) and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct and complete as of the date hereof.

Based upon and subject to the foregoing, the discussion in the Registration Statement contained under the heading "Material Tax Considerations—Swiss Tax Considerations" is on the date hereof and subject to limitations, qualifications and assumptions described in this opinion and insofar as it addresses matters of Swiss or Schaffhausen tax law or considerations, an accurate summary in all material respects of the tax matters purported to be described under the heading "Material Tax Considerations—Swiss Tax Considerations". With offices in Aarau, Basel, Berne, Chur, Geneva, Lausanne, Lugano, Lucerne, Neuchâtel, Sitten, St. Gallen, Thun, Winterthur, Zug and Zurich, PricewaterhouseCoopers AG is a provider of auditing services and tax, legal and business consultancy services. PricewaterhouseCoopers AG is a member of a global network of companies that are legally independent of one another; the network is represented in some 150 countries throughout the world.

Tyco Electronics Ltd.

25 March 2009

Our opinion is based on the current provisions of Swiss tax law and the regulations thereunder in effect on the date hereof, all judicial decisions interpreting such provisions reported before the date hereof, all proposed amendments to Swiss Federal tax law, Cantonal tax law and the regulations thereunder announced or released by the Swiss Confederation or the Canton prior to the date hereof and our understanding of the current published administrative policies and assessment practices of the Swiss Federal tax authorities and the concerned Cantonal tax authorities. It is possible that changes could be made to such legislation, regulations, proposed amendments or administrative practices and assessment policies after the date of the Registration Statement that could affect our opinion and the accuracy of the summary of the principal material Swiss income tax, withholding tax, issuance and transfer stamp tax considerations referred to above. We do not undertake to inform you of any such changes or any changes to such legislation, regulations, proposed amendments or administrative policies or assessments or of any judicial decisions practices after the date of the Registration Statement that may affect our opinion. Other than expressly stated herein, we express no opinion on the correctness or completeness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Yours sincerely

PricewaterhouseCoopers AG

/s/ Georges Meyer	/s/ Markus Anderrüthi
Georges Meyer	Markus Anderrüthi

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  Exhibit 8.1